EXHIBIT 99.1

SUNOCO LOGISTICS PARTNERS L.P.

REPORTS THIRD QUARTER AND NINE MONTHS RESULTS

PHILADELPHIA, October 22, 2003 – Sunoco Logistics Partners L.P. (NYSE: SXL) today announced net income for the third quarter ended September 30, 2003 of $16.9 million, or $0.72 per limited partner unit on a fully diluted basis, compared with $13.5 million for the third quarter of 2002, or $0.58 per limited partner unit on a fully diluted basis. For the nine months ended September 30, 2003, net income increased 21 percent to $46.6 million compared with $38.5 million for the nine months ended September 30, 2002.

Net income for the third quarter 2003 increased 25 percent to $16.9 million from $13.5 million for the third quarter 2002 due to a $3.8 million increase in operating income, partially offset by a $0.4 million increase in net interest expense. Operating income increased by $3.8 million to $22.1 million for the third quarter 2003 as compared to the prior year’s quarter due primarily to equity income from the corporate joint ventures acquired in November 2002, higher trunk and gathering pipeline revenues and lower operating expenses from the Western Pipeline System, and lower operating expenses at the Eastern Pipeline System. Partially offsetting these was an increase in selling, general and administrative expenses as a result of higher administrative expenses and an increase in depreciation and amortization.

“We are extremely pleased with our third quarter results,” said Deborah M. Fretz, President and Chief Executive Officer of Sunoco Logistics Partners L.P. “Our net income per limited partner unit of $0.72 was up 24 percent over the prior year’s quarter, our second best quarter since going public. We also continue to deliver on our goals by announcing earlier this week a $0.0125 per unit increase in our quarterly distribution ($0.05 per unit annualized). This is our third distribution increase since going public in February 2002, representing a 13.9 percent cumulative increase. We also announced the increase in our ownership interest in West Shore Pipe Line from 9.2 percent to 12.3 percent for $3.7 million. We continue to diligently seek growth opportunities, such as the logistics assets associated with the El Paso Corporation Eagle Point Refinery. Sunoco, Inc. continues to work with El Paso Corporation and the Federal Trade Commission to complete the purchase of the Eagle Point, NJ refinery and believe that they will be able to conclude this process by year end.”

For the nine months ended September 30, 2003, net income increased 21 percent to $46.6 million compared with $38.5 million for the nine months ended September 30, 2002. This $8.1 million increase was the result of a $8.9 million increase in operating income and a $1.6 million increase from the absence in the current period of corporate income taxes which were incurred prior to our initial public offering, partially offset by a $2.4 million increase in net interest expense. Operating income increased $8.9 million to $61.4 million for the nine months ended September 30, 2003 compared with $52.5 million for the prior year period due principally to equity income from the corporate joint ventures acquired in 2002, higher gross margins from the Western Pipeline System, and a decline in operating expenses at the Eastern Pipeline System. Partially offsetting these amounts was an increase in selling, general and administrative expenses as a result of higher administrative and insurance costs and an increase in depreciation and amortization.

Segmented Third Quarter Results

Eastern Pipeline System

The Eastern Pipeline System experienced a $2.2 million increase in operating income to $10.1 million for the third quarter 2003 from $7.9 million for the third quarter 2002. Sales and other operating revenues increased $0.5 million from the prior year’s quarter to $24.1 million for the third quarter 2003 mainly as a result of slightly higher revenue per barrel mile and higher product shipments. Other income increased $1.9 million to $3.5 million for the third quarter 2003 primarily due to the equity income from the pipeline interests acquired in November 2002 as well as an increase in equity income from the interest in Explorer pipeline as a result of higher volumes. During the third quarter of 2003, Explorer completed its capacity expansion project which has resulted in increased volumes. Operating expenses declined $0.8 million to $10.4 million for the third quarter 2003 due to lower pipeline maintenance expenses. Selling, general and administrative expenses increased $0.7 million to $4.5 million for the third quarter 2003 due to higher allocated administrative expenses.

Terminal Facilities

Operating income at the Terminal Facilities business segment increased $0.2 million to $7.9 million for the quarter ended September 30, 2003 from $7.7 million for the third quarter 2002. Total revenues increased $1.9 million to $24.6 million for the third quarter 2003 primarily due to higher throughput volumes at the Nederland Terminal and higher combined throughput volumes at the refined product terminals, the Fort Mifflin Terminal Complex, and the Marcus Hook Tank Farm (collectively referred to as the “Other Terminals”). Terminal Facilities’ operating expenses increased $1.6 million to $10.7 million for the third quarter 2003 due mainly to higher maintenance expenses at the Other Terminals.

Western Pipeline System

Operating income for the Western Pipeline System was $4.1 million for the third quarter 2003, an increase of $1.5 million compared with the third quarter 2002. This increase was primarily the result of higher trunk and gathering pipeline volumes and revenues, lower pipeline maintenance expenses, and equity income from the interest in West Texas Gulf Pipe Line acquired in November 2002. Total revenues and cost of products sold and operating expenses increased in the third quarter 2003 compared with the third quarter 2002 due primarily to an increase in the price of crude oil and an increase in lease acquisition and bulk volumes. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $30.22 per barrel for the third quarter 2003 from $28.25 per barrel for the third quarter 2002. Other income increased to $1.3 million for the third quarter 2003 due principally to a gain on sale of crude trucks and equity income from the interest acquired in West Texas Gulf Pipe Line. Selling, general and administrative expenses increased $0.8 million to $4.1 million for the third quarter 2003 due to higher allocated administrative expenses.

Segmented Nine Month Results

Eastern Pipeline System

Operating income for the Eastern Pipeline System increased $5.1 million to $28.1 million for the nine months ended September 30, 2003 compared with $23.0 million for the prior year comparable period. Sales and other operating revenues were unchanged at $70.3 million for the nine months ended September 30, 2003 and 2002 as a result of a decrease in total shipments, offset by higher revenue per barrel mile. Other income increased $3.7 million to $8.8 million for the nine months ended September 30, 2003 primarily due to the equity income from the pipeline interests acquired in 2002, partially offset by a decline in equity income from the interest in Explorer pipeline as a result of lower volumes. Operating expenses declined $3.9 million to $29.3 million for the first nine months of 2003 due mainly to the absence of costs in the current period associated with a pipeline release in January 2002 and lower pipeline maintenance expenses. As this pipeline release occurred prior to the IPO and the Partnership is indemnified by Sunoco, Inc. for liabilities associated with this incident, there was no impact on the Partnership’s post-IPO financial results. Selling, general and administrative expenses increased $2.0 million to $13.8 million for the nine months ended September 30, 2003 due to higher allocated administrative and insurance expenses. Depreciation and amortization increased $0.6 million due principally to the acquisition of pipeline joint venture interests in November 2002.

Terminal Facilities

The Terminal Facilities business segment experienced a $1.8 million decrease in operating income from $23.9 million for the nine months ended September 30, 2002 to $22.1 million for the nine months ended September 30, 2003. Total revenues increased $4.1 million to $69.4 million for the first nine months of 2003 primarily due to higher combined throughput volumes at the Other Terminals. Operating expenses increased $3.9 million to $29.2 million for the first nine months of 2003 due mainly to higher maintenance expenses at the Other Terminals. Selling, general and administrative expenses increased $1.2 million to $9.7 million for the nine months ended September 30, 2003 due to higher allocated administrative and insurance expenses. Depreciation and amortization increased $0.7 million for the nine months ended September 30, 2003 compared with the prior year period due mainly to the two new tanks at the Nederland Terminal.

Western Pipeline System

Operating income for the Western Pipeline System was $11.2 million for the nine months ended September 30, 2003, an increase of $5.7 million compared with the comparable prior year period. This increase was primarily the result of an increase in lease acquisition volumes and margins, higher trunk and gathering pipeline volumes and revenues, and equity income from the interest in West Texas Gulf Pipe Line acquired in 2002. These amounts were partially offset by higher pipeline integrity management expenses. Total revenues and cost of products sold and operating expenses increased for the first nine months of 2003 compared with the first nine months of 2002 due primarily to an increase in the price of crude oil and an increase in lease acquisition and bulk volumes. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $30.96 per barrel for the first nine months of 2003 from $25.42 per barrel for the first nine months of 2002. Other income increased to $2.8 million for the first nine months of 2003 due mainly to the interest in West Texas Gulf Pipe Line which was acquired in 2002. Selling, general and administrative expenses increased $3.0 million to $12.5 million for the first nine months of 2003 due to higher allocated administrative and insurance expenses.

Net Financing Activities

Net interest expense increased $0.4 million to $5.3 million for the third quarter 2003 compared with the prior year’s period due primarily to interest on the $64.5 million outstanding on the Credit Facility in the current year’s quarter. The Credit Facility was drawn on November 15, 2002 to fund two acquisitions. Net interest expense increased $2.4 million for the nine months ended September 30, 2003 as compared with the prior year’s period due primarily to interest on this Credit Facility and interest on the $250 million 7.25% senior notes issued concurrently with the IPO on February 8, 2002 being at a higher rate than the debt due Sunoco, Inc. prior to the IPO. Total debt outstanding at September 30, 2003 was $317.3 million, including $248.6 million of the Senior Notes and $64.5 million on the Credit Facility.

Sunoco Logistics Partners L.P.

Financial Highlights

(in thousands, except units and per unit amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Sales and other operating revenue	$653,160	$498,336	$2,026,120	$1,293,187
Other income	4,780	1,448	11,619	4,964

Total Revenues	657,940	499,784	2,037,739	1,298,151

Cost of products sold and operating expenses	617,221	464,868	1,919,893	1,196,933
Depreciation and amortization	6,918	6,327	20,512	19,039
Selling, general and administrative expenses	11,665	10,289	35,939	29,700

Total costs and expenses	635,804	481,484	1,976,344	1,245,672

Operating income	22,136	18,300	61,395	52,479
Net interest expense	5,268	4,826	14,822	12,404

Income before income tax expense	16,868	13,474	46,573	40,075
Income tax expense	—	—	—	1,555

Net Income	$16,868	$13,474	$46,573	$38,520

Allocation of 2002 Net Income:
Portion applicable to January 1 through February 7, 2002 (period prior to initial public offering)				$3,421
Portion applicable to February 8 through September 30, 2002				35,099

Net Income				$38,520

Calculation of Limited Partners’ interest:
Net Income	$16,868	$13,474	$46,573	$35,099
Less: General Partner’s interest	399	269	993	702

Limited Partners’ interest in Net Income	$16,469	$13,205	$45,580	$34,397

Net Income per Limited Partner unit (nine months ended September 30, 2002 is for the period from February 8 through September 30, 2002):
Basic	$0.72	$0.58	$2.00	$1.51

Diluted	$0.72	$0.58	$1.99	$1.51

Weighted average Limited Partners’ units outstanding:
Basic	22,771,793	22,767,278	22,771,793	22,767,278

Diluted	22,908,454	22,783,383	22,880,382	22,773,583

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Eastern Pipeline System:
Sales and other operating revenue	$24,133	$23,660	$70,298	$70,260
Other income	3,523	1,585	8,810	5,096

Total Revenues	27,656	25,245	79,108	75,356

Operating expenses	10,411	11,161	29,299	33,211
Depreciation and amortization	2,703	2,423	7,972	7,352
Selling, general and administrative expenses	4,462	3,756	13,752	11,762

Operating Income	$10,080	$7,905	$28,085	$23,031

Terminal Facilities:
Total Revenues	$24,608	$22,754	$69,371	$65,310

Operating expenses	10,724	9,158	29,154	25,226
Depreciation and amortization	2,865	2,646	8,442	7,728
Selling, general and administrative expenses	3,110	3,206	9,671	8,459

Operating Income	$7,909	$7,744	$22,104	$23,897

Western Pipeline System:
Sales and other operating revenue	$604,419	$451,922	$1,886,466	$1,157,619
Other income	1,257	(137)	2,794	(134)

Total Revenues	605,676	451,785	1,889,260	1,157,485

Cost of products sold and operating expenses	596,086	444,549	1,861,440	1,138,496
Depreciation and amortization	1,350	1,258	4,098	3,959
Selling, general and administrative expenses	4,093	3,327	12,516	9,479

Operating Income	$4,147	$2,651	$11,206	$5,551

Sunoco Logistics Partners L.P.

Operating Highlights

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Eastern Pipeline System (1):
Total shipments (barrel miles per day) (2)	57,459,042	57,271,321	54,898,010	56,522,115
Revenue per barrel mile (cents)	0.457	0.449	0.469	0.455

Terminal Facilities:
Terminal throughput (bpd):
Nederland terminal	454,359	400,039	420,194	421,649
Other terminals (3)	761,909	728,415	769,104	735,065

Western Pipeline System (1):
Crude oil pipeline throughput (bpd)	302,502	291,750	305,970	285,875
Crude oil purchases at wellhead (bpd)	190,227	188,879	195,605	189,234
Gross margin per barrel of pipeline throughput (cents) (4)	25.1	22.8	25.1	19.4

(1)	Excludes amounts attributable to equity ownership interests in the corporate joint ventures.
(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.
(3)	Consists of the refined product terminals, the Fort Mifflin Terminal Complex and the Marcus Hook Tank Farm.
(4)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

An investor call with management regarding our third-quarter results is scheduled for Thursday morning, October 23 at 10:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and requesting “Sunoco Logistics Partners Earnings Call,” password “Sunoco Logistics”, leader “Colin Oerton”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the company’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID #3181144.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate substantially all of Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer

Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in the Yellowstone Pipe Line Company. The Terminal Facilities consist of 7.8 million barrels of refined product terminal capacity and 16.0 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,700 miles of crude oil pipelines, located principally in Oklahoma and Texas and a 43.8 percent interest in the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

NOTE: Those statements made in this release that are not historical facts are forward-looking statements. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect our business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, among other things, our ability to successfully consummate announced acquisitions and integrate them into existing business operations; the ability of announced acquisitions to be cash-flow accretive; increased competition; changes in the demand both for crude oil that we buy and sell, as well as for crude oil and refined products that we store and distribute; the loss of a major customer; changes in our tariff rates; changes in throughput of third-party pipelines that connect to our pipelines and terminals; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor relations problems; the legislative or regulatory environment; plant construction/repair delays; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties are described more fully in our June 30, 2003 Quarterly Report on Form 10-Q (filed with the Securities and Exchange Commission on August 7, 2003). The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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